Exhibit 16.1

April 10, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:
We have read Item 4.01 of Form 8-K dated April 10, 2025, of Solo Brands, Inc. and are in agreement with the statements contained in the first paragraph as it relates to the date of notification of our dismissal, and the second, third, fourth, fifth, sixth and seventh paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP